Exhibit 23.1

                               ROBINSON BRADSHAW &
                                     HINSON




                                  July 22, 2004
First Bancorp
341 North Main Street
Troy, North Carolina  27371

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

     We refer to the registration statement, as amended (the "Registration Statement"), of First Bancorp, a North Carolina corporation (hereinafter referred to as the "Company"), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 120,000 shares of the Company's common stock, no par value per share (the "Shares"), in connection with the Company's Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). We have examined the Articles of Incorporation (as amended) and the Amended and Restated Bylaws of the Company, minutes of applicable meetings of the Board of Directors of the Company and other Company records, together with applicable certificates of public officials and other documents that we have deemed relevant.

     We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

     Based upon the foregoing and subject to the conditions set forth below, it is our opinion that the Shares, if and when originally issued and sold as contemplated by the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable. We have assumed that the Company and those persons purchasing Shares under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges that have jurisdiction, will be effected in accordance with their respective requirements and that approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of the Shares.

     The opinions expressed herein are limited to the laws of the State of North Carolina, and we express no opinion with respect to the laws of any other state or jurisdiction. In addition, the opinions expressed herein are conditioned upon the Registration Statement becoming effective under the Securities Act of 1933, as amended, and the Company's Articles of Incorporation (as amended) and Amended and Restated Bylaws not being further amended prior to the issuance or sale of any of the Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                              Very truly yours,

                                              ROBINSON, BRADSHAW & HINSON, P.A.

                                              /s/ Henry H. Ralston
                                              --------------------
                                              Henry H. Ralston

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                                Attorneys at Law
 Charlotte Office: 101 North Tryon Street, Suite 1900, Charlotte, NC 28246
                   Ph: 704.377.2536 Fx: 704.378.4000
 South Carolina Office: 140 East Main Street, Suite 420, P.O. Drawer 12070,
                        Rock Hill, SC 29731 Ph: 803.325.2900 Fx:803.325.2929